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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 8-K

                             ----------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)           DECEMBER 30, 1998
                                                 ---------------------------


                          ALEXION PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in its Charter)


       DELAWARE                      0-27756                      13-3648318
(State or Other Jurisdiction      (Commission                   (IRS Employer
     of Incorporation)             File Number)              Identification No.)



     25 SCIENCE PARK, NEW HAVEN, CT                               06511
(Address of Principal Executive Offices)                       (Zip Code)



Registrant's telephone number, including area code:       (203) 776-1790


                                 NOT APPLICABLE

          (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5.  OTHER EVENTS

         On December 30, 1998, Alexion Pharmaceuticals, Inc. issued the press release filed herewith as Exhibit 99.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (C)  EXHIBITS.

         99       Press Release dated December 30, 1998.






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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            ALEXION PHARMACEUTICALS, INC.



Date: December 30, 1998     By:    /S/ LEONARD BELL
                                   -------------------

                            Name:  Leonard Bell, M.D.
                            Title: President, Chief Executive Officer, Secretary
                                   and Treasurer








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                                                             EXHIBIT 99

IMMEDIATE RELEASE     CONTACT: Leonard Bell, M.D.            Juliane Snowden
                                President and CEO            Tariq Jawad
                                Alexion Pharmaceuticals      Dewe Rogerson Inc.
                                203/776-1790                 212/688-6840

 ALEXION SIGNS LETTER OF INTENT TO REACQUIRE TYCO STAKE IN XENOTRANSPLANTATION
       PROGRAM
-To Reacquire Full Rights to Spinal Cord Repair, Parkinson's Disease and Other Transplantation Products-

NEW HAVEN, Conn., December 30, 1998 -- Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN) today announced that it has signed a letter of intent to reacquire the rights to all aspects of its xenotransplantation program that had been obtained by Tyco International Ltd. (Tyco), when Tyco acquired United States Surgical Corporation (USSC) earlier this year. Tyco and Alexion will proceed to complete the transaction. In addition, Tyco's 7% equity stake in Alexion has been sold to three existing Alexion shareholders.

"Since Tyco's acquisition of USSC, it has been clear that Tyco's involvement in the xenotransplantation program was not in line with their corporate business objectives. We believe that our reacquisition of their rights to this technology platform is a win-win outcome for both Tyco and Alexion," said Leonard Bell, M.D., President and Chief Executive Officer of Alexion. "We are excited to have been positioned to regain complete ownership of all rights to our xenotransplantation portfolio. This is particularly exciting in light of recent announcements regarding spinal cord repair products that we are co-developing with scientists at Yale University, and Parkinson's Disease products that we are developing in collaboration with researchers at Harvard. Importantly, we believe that acquisition of the specialized transgenic pig farming facility, previously purchased by USSC, will allow Alexion to exercise more control over the rate of development of our product candidates. We will be positioned to take full advantage of the 6 million dollars in awards that this program has garnered from the Federal NIST Advanced Technology Program (ATP) to aggressively pursue our xenotransplantation program goals."

"Finally, we are particularly grateful for the continued support and confidence of our existing shareholders," said Dr. Bell.

In October 1998, Alexion announced that it had accepted the most recent of three ATP awards, a three-year grant to fund the Company's xenotransplantation efforts. On November 10th, 1998, Alexion announced that researchers from the Harvard Medical School and Alexion had obtained data showing restoration of brain function obtained following the first xenotransplantation of transgenic pig nerve cells (neurons) in an animal model of Parkinson's Disease. On November 12th, researchers from the Yale University School of Medicine and Alexion reported data showing that its transgenic pig cells form a sheath around damaged neurons in animals whose spinal cords were surgically severed, and that the spinal cords that had received the pig cell xenotransplants showed restoration of normal nerve signal conduction.

Xenotransplantation refers to the transplantation of non-human organs and tissues into human patients. The use of non-human tissues, or xenografts, in transplantation has generally not been feasible due to the rapid (hyperacute) rejection of these non-human tissues by the human immune system. Since the hyperacute rejection process is largely mediated by the activity of the complement system, Alexion is pioneering a double-barreled approach to the problem of hyperacute rejection. This proprietary approach involves the




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creation of transgenic pigs that have been genetically altered so as to reduce or eliminate the expression of non-human sugars that are targets of complement attack and that have been further engineered to express human complement inhibitor proteins that provide a shield against the immune attack involved in hyperacute rejection.

Several thousand patients die each year in the U.S. as a result of inadequate organ supply. The demand for organ transplantation is increasing at an annual rate of 15-20%. However, the supply of human donor organs has not increased substantially. Published articles estimate that approximately 100,000 patients yearly would medically benefit from organ transplantation if sufficient organs were available.

Alexion Pharmaceuticals, Inc. was founded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplantation.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS WHICH MAY CAUSE ALEXION'S PLANS TO DIFFER OR RESULTS TO VARY FROM THOSE EXPECTED INCLUDING UNEXPECTED PRE-CLINICAL OR CLINICAL RESULTS, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, DELAYS IN MANUFACTURING, ACCESS TO CAPITAL AND FUNDING, DELAYS AND ADVERSE CHANGES IN DEVELOPMENT OF COMMERCIAL RELATIONSHIPS AND A VARIETY OF RISKS SET FORTH FROM TIME TO TIME IN ALEXION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN ALEXION'S ANNUAL REPORT ON FORM 1O-K FOR THE YEAR ENDED JULY 31, 1998. ALEXION UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE RESULTS OF ANY OF THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.